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                                                                   EXHIBIT 99.05

For Details, Contact:

Melissa Green


                                                                          [LOGO]

Public Relations Coordinator
(617) 747-7000, x103
MelissaG@asymetrix.com

Michelle Kozin
FitzGerald Communications
(617) 494-9500
Mkozin@fitzgerald.com
www.asymetrix.com
www.click2learn.com

            Asymetrix Changes Company Name to click2learn.com, inc.

 Name change reflects importance of learning portal as the cornerstone to the company's market-leading status in the online learning arena


BELLEVUE, WA, October 11, 1999 - Asymetrix Learning Systems, Inc. (NASDAQ:
ASYM), the leader in online learning solutions, today announced that it is changing the company name to click2learn.com, inc., effective immediately. Asymetrix also announced that it is changing its Nasdaq-Amex ticker symbol from ASYM to CLKS. The change in name and ticker symbol reflects the growing importance of the company's innovative new learning portal located at www.click2learn.com to the company's market leading position in the online learning industry, as well as the integration of the company's existing products and services with the learning portal.

"Our goal for the company is to be the lifelong learning partner to the business professional, and this change in company name is intended to both reflect the importance of our learning portal at www.click2learn.com in pursuing this goal, and signify our leadership position in web-delivered learning," said Jim Billmaier, CEO of Asymetrix Learning Systems. "As the market leader in behind-the-firewall enterprise online learning solutions with our learning management products, authoring tools and professional services, we see click2learn.com as a natural evolution to outside-the-firewall solutions of our product and service offerings. click2learn.com provides large corporations with thousands of titles as well as a learning management and authoring product in a hosted environment, and it gives small
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businesses and individuals a cost-effective and convenient way to access a diverse library of computing and business titles."

click2learn.com is designed to be the lifelong learning partner to the business professional by providing professional education and training on a variety of topics. Using the Internet to remove economic and logistical barriers to critical learning, it allows individuals and small to medium-sized businesses to access formal training online directly through www.click2learn.com in an engaging and highly interactive format with a standard web browser. Larger organizations can access click2learn.com using the increasingly popular Application Service Provider (ASP) model, by seamlessly integrating a custom version of click2learn.com with their organization's intranets.

Thousands of professional learning courses on computer, business and professional development skills are now accessible directly through www.click2learn.com. These courses, and courses created with the free click2learn.publisher authoring and publishing system, will also be available through Internet portal partners such as the Go2Net and VerticalNet network of websites, and corporate partners through their intranets and virtual universities. Additionally, a number of free courses are available currently through click2learn.com, with more constantly being added. Titled 2MinuteTutors(TM), these short tutorials cover a wide variety of topics focused on improving the skills and knowledge requirements of busy business professionals.

The company also boasts the industry's market leading learning management products, anchored by Ingenium, a skills-based management product that lets administrators assign and track online learning as well as instructor-led classes. Ingenium is an integral component of the company's single-source online learning solution that also includes the ToolBook II family of authoring products - ToolBook II Assistant and ToolBook II Instructor. These products are augmented by the company's award-winning professional services group, one of the largest in the country, that develops custom online learning content for organizations, in addition to strategic consulting and systems integration services.

click2learn.com will be officially launched at the Online Learning '99 Conference and Exposition on October 18, 1999 at the Los Angeles Convention Center. Visit click2learn.com, inc. at Booth #517.
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About click2learn.com, inc. (formerly Asymetrix Learning Systems, Inc.)

click2learn.com, inc. (NASDAQ: CLKS), formerly Asymetrix Learning Systems, Inc. (NASDAQ: ASYM), is a leading provider of online enterprise learning solutions that enable organizations to author, deploy and manage Internet-based training and education. click2learn.com offers a single source training solution incorporating learning management products (including the market leading, skills-based Ingenium solution) and authoring software products (ToolBook II Instructor and Assistant) with professional services including custom development, strategic consulting and integration services. For more information on click2learn.com solutions, call (800) 448-6543 or (425) 462-0501. click2learn.com is located on the World Wide Web at www.click2learn.com, and the company maintains a website under the former name of Asymetrix Learning Systems at www.asymetrix.com.

Asymetrix is a registered trademark and click2learn.com, 2MinuteTutor, Ingenium, ToolBook 11 Instructor and Assistant are trademarks of Asymetrix Learning Systems, Inc. Asymetrix is registered in the USA and in certain other countries. All other company and/or product names are the property of their respective owners.